Exhibit 10.3

EXECUTION COPY

J.P. MORGAN SECURITIES INC.

270 Park Avenue

New York, New York 10017

JPMORGAN CHASE BANK, N.A.

270 Park Avenue

New York, New York 10017

November 17, 2006

$1.35 Billion Senior Facilities

$250 Million Subordinated Facility

Commitment Letter

ABC Radio Holdings, Inc.

(formerly known as

ABC Chicago FM Radio, Inc.)

190 North State Street

Chicago, Illinois 60601

Attention: David K. Thompson, Vice President

Ladies and Gentlemen:

You have advised J.P. Morgan Securities Inc. (“JPMorgan”) and JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank”; together with JPMorgan, the “Commitment Parties”) that you desire to obtain financing in connection with the transactions described in the introductory paragraphs of Exhibit A hereto. Capitalized terms used but not defined herein are used with the meanings assigned to them in said paragraphs.

JPMorgan is pleased to advise you that it is willing to act as the lead left arranger and lead left bookrunner for the Credit Facilities, and JPMorgan Chase Bank is pleased to advise you of its commitment to provide the entire amount of the Credit Facilities. This Commitment Letter and the Summaries of Terms and Conditions attached as Exhibits A, B and C hereto (the “Term Sheets”) set forth the principal terms and conditions on and subject to which JPMorgan Chase Bank is willing to make available the Credit Facilities.

It is agreed that JPMorgan will act as the lead arranger and lead bookrunner with left placement in respect of the Credit Facilities (in such capacities, the “Lead Arranger”) and that JPMorgan Chase Bank will act as the sole administrative agent in respect of the Credit Facilities. You and we will mutually agree on other titles to be awarded in connection with the Credit Facilities. No compensation (other than that expressly contemplated by the Term Sheets and Fee Letter referred to below) will be paid in connection with the Credit Facilities unless you and we shall so agree.

We intend to syndicate the Credit Facilities to a group of lenders (together with JPMorgan Chase Bank, the “Lenders”) identified by us and reasonably acceptable to you. We intend to commence syndication efforts promptly, and you agree actively to assist us in completing a syndication satisfactory to us. Such assistance shall include (a) direct contact between proposed senior management and advisors of Radioco and the proposed Lenders, (b) assistance from Radioco in the preparation of Confidential Information Memoranda and other marketing materials to be used in connection with the syndication (together with the Term Sheets, collectively, the “Information Materials”) and (c) the hosting, with us and proposed senior management of Radioco, of one or more meetings of prospective Lenders.

JPMorgan, in its capacity as Lead Arranger, will manage, in consultation with you, all aspects of the syndication, including decisions as to the selection of institutions to be approached and when they will be approached, when their commitments will be accepted, which institutions will participate, the allocation of the commitments among the Lenders and the amount and distribution of fees among the Lenders. In its capacity as Lead Arranger, JPMorgan will have no responsibility other than to arrange the syndication as set forth herein and in no event shall be subject to any fiduciary or other implied duties. To assist us in our syndication efforts, you agree promptly to prepare and provide to us all information with respect to Radioco and its subsidiaries, the Business and the Transaction, including all financial information and projections (the “Projections”), as we may reasonably request in connection with the arrangement and syndication of the Credit Facilities. You hereby represent and covenant that (a) all information other than the Projections (the “Information”) that has been or will be made available to us by you or any of your representatives is or will be, when furnished, complete and correct in all material respects and does not or will not, when furnished, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made and (b) the Projections that have been or will be made available to us by you or any of your representatives have been or will be prepared in good faith based upon reasonable assumptions (it being understood that the Projections are subject to significant uncertainties and contingencies, many of which are beyond your control and no assurance is or can be given that any Projections will be realized). You understand that in arranging and syndicating the Credit Facilities we may use and rely on the Information and Projections without independent verification thereof.

If requested, you will assist us in preparing an additional version of the Information Materials (the “Public-Side Version”) to be used by prospective Lenders’ public-side employees and representatives (“Public-Siders”) who do not wish to receive material non-public information (within the meaning of United States federal securities laws) with respect to Radioco, its affiliates and any of its securities (“MNPI”) and who may be engaged in investment and other market related activities with respect to Radioco’s or its affiliates’ securities or loans. Before distribution of any Information Materials, you agree to execute and deliver to us (i) a letter in which you authorize distribution of the Information Materials to a prospective Lender’s employees willing to receive MNPI (“Private-Siders”) and (ii) a separate letter in which you authorize distribution of the Public-Side Version to Public-Siders and represent that no MNPI is contained therein.

Radioco agrees that, so long as Radioco is provided with sufficient time to review such materials, the following documents may be distributed to both Private-Siders and Public-Siders, unless Radioco advises JPMorgan in writing (including by email) within a reasonable time prior to their intended distribution that such materials should only be distributed to Private-Siders: (a) administrative materials prepared by JPMorgan for prospective Lenders (such as a lender meeting invitation, bank allocation, if any, and funding and closing memoranda), (b) notification of changes in the terms of the Credit Facilities

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and (c) other materials intended for prospective Lenders after the initial distribution of Information Materials. If you advise us that any of the foregoing should be distributed only to Private-Siders, then Public-Siders will not receive such materials without further discussions with you.

Radioco hereby authorizes JPMorgan to distribute drafts of definitive documentation with respect to the Credit Facilities to Private-Siders and Public-Siders.

Upon request of the Lead Arranger, you shall use commercially reasonable efforts promptly thereafter to cause each Conversion Credit Facility to receive a rating from both Moody’s Investors Service, Inc. (“Moody’s”) and Standard & Poor’s Ratings Group (“S&P”).

As consideration for the commitments and agreements of the Commitment Parties hereunder, you agree to cause to be paid the nonrefundable fees described in the Fee Letter dated the date hereof and delivered herewith (the “Fee Letter”).

Each Commitment Party’s commitments and agreements hereunder are subject to:

(a) there not occurring or becoming known to such Commitment Party any effect, change or circumstance that, individually or in the aggregate, is, or would reasonably be expected to be, materially adverse to the Business, Radioco or the financial condition, operations or results of operations of the Business, taken as a whole, or the ability of Radioco and its subsidiaries to perform their obligations under the Credit Facilities (a “Business Material Adverse Effect”); provided, however, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has occurred, a Business Material Adverse Effect: (1) any adverse effect, change or circumstance arising from or relating to (i) general business or economic conditions, including any such conditions as they relate to the Business, (ii) national or international political or social conditions, including the engagement by the U.S. in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the U.S., or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the U.S., (iii) financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), (iv) changes in GAAP, (v) changes in any laws, (vi) the negotiation, execution, delivery, public announcement or the pendency of any combining transaction between Radioco and Citadel Broadcasting Corporation (or the taking of any action required thereby), (vii) the loss of the services of any employee of the Business by reason of resignation, retirement, death or permanent disability, (viii) the results of operations of the Business prior to October 1, 2006 as set forth in the aggregate in all material respects on Schedule 1.1 of the TWDC/Radioco disclosure schedules, (ix) any failure in and of itself to meet any Radioco fiscal year 2007 budgeted or forecasted results of operations or (x) the implementation of any written recommendation of Citadel Broadcasting Corporation’s chief executive officer relating to the management and operations of the Business to the president by TWDC or Radioco or their respective Subsidiaries with respect to the Business and (2) any adverse effect, change or circumstance on the Business that is cured by Radioco before the Closing Date;

(b) such Commitment Party’s satisfaction that prior to and during the syndication of the Credit Facilities there shall be no competing offering, placement or arrangement of any debt securities (other than the Senior Subordinated Notes) or bank financing by or on behalf of Radioco or any of its affiliates (other than TWDC and its other subsidiaries);

(c) the closing of the Credit Facilities on or before August 6, 2007; and

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(d) the other conditions set forth or referred to in the Term Sheets. Notwithstanding anything in this Commitment Letter, the Term Sheets, the Fee Letter or the definitive documentation with respect to the Credit Facilities to the contrary, the terms of definitive financing documentation with respect to the Credit Facilities shall be in a form such that they do not impair availability of the respective Credit Facilities on the Closing Date (as such term is defined in Exhibit A hereto) if the conditions set forth herein (included the exhibits hereto) are satisfied (it being understood that, to the extent that certain immaterial collateral to be agreed is not provided on the Closing Date after your use of commercially reasonable efforts to do so, the delivery of such immaterial collateral shall not constitute a condition precedent to the availability of the respective Credit Facilities on the Closing Date but shall be required to be delivered after the Closing Date pursuant to arrangements to be mutually agreed).

You agree (a) to indemnify and hold harmless the Commitment Parties, their affiliates and their respective directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facilities, the use of the proceeds thereof, the Transaction or any related transaction or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any reasonable legal expenses of one counsel and any local counsel for each group of indemnified persons which do not have conflicting interests or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to any indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person, and (b) to reimburse each Commitment Party and its affiliates on demand for all reasonable out-of-pocket expenses (including due diligence expenses, syndication expenses, consultant’s fees and expenses to the extent that such consultants are retained in consultation with you, travel expenses, and reasonable fees, charges and disbursements of counsel, including FCC counsel) incurred in connection with the Credit Facilities and any related documentation (including this Commitment Letter and the definitive financing documentation) or the administration, amendment, modification or waiver thereof. No indemnified person shall be liable for any damages arising from the use by others of Information or other materials obtained through electronic, telecommunications or other information transmission systems or for any special, indirect, consequential or punitive damages in connection with the Credit Facilities except to the extent any such damages are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of such indemnified person.

It is understood that, in connection with any refinancing of (or financing in lieu of) the Subordinated Facility, the Borrower shall at the request of the Lead Arranger after the Conversion Date use commercially reasonable efforts to deliver preliminary offering memoranda or preliminary prospectuses and other marketing materials relating to the Senior Subordinated Notes usable in a customary high-yield road show (which shall comply with the rules and regulations (including Regulation S-X) of the Securities Act of 1933, as amended) and the investment bank engaged to place the Senior Subordinated Notes shall have been afforded a reasonable period, which shall not be less than 30 days, following the receipt of such documentation to place the Senior Subordinated Notes with qualified purchasers thereof.

You acknowledge that each Commitment Party and its affiliates (the term “Commitment Party” as used below in this paragraph being understood to include such affiliates) may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein and otherwise. No Commitment Party will use confidential information obtained from you by virtue of the

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transactions contemplated hereby or its other relationships with you in connection with the performance by such Commitment Party of services for other companies, and no Commitment Party will furnish any such information to other companies. You also acknowledge that no Commitment Party has any obligation to use in connection with the transactions contemplated hereby, or to furnish to you, confidential information obtained from other companies. You further acknowledge that JPMorgan is a full service securities firm and JPMorgan may from time to time effect transactions, for its own or its affiliates’ account or the account of customers, and hold positions in loans, securities or options on loans or securities of the Borrower and its affiliates and of other companies that may be the subject of the transactions contemplated by this Commitment Letter.

Each Commitment Party may employ the services of its affiliates in providing certain services hereunder and, in connection with the provision of such services, may exchange with such affiliates information concerning you and the other companies that may be the subject of the transactions contemplated by this Commitment Letter, and, to the extent so employed, such affiliates shall be entitled to the benefits afforded such Commitment Party hereunder.

This Commitment Letter shall not be assignable by you without the prior written consent of each Commitment Party (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto and the indemnified persons; provided, however, that this Commitment Letter may be assigned by Radioco to any of its affiliates that is a wholly-owned subsidiary of TWDC engaged in the Business as long as such assignee assumes all obligations of Radioco hereunder. This Commitment Letter may not be amended or waived except by an instrument in writing signed by you and each Commitment Party. This Commitment Letter may be executed in any number of counterparts, each of which shall be an original, and all of which, when taken together, shall constitute one agreement. Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letter are the only agreements that have been entered into among us with respect to the Credit Facilities and set forth the entire understanding of the parties with respect thereto. This Commitment Letter shall be governed by, and construed and interpreted in accordance with, the laws of the State of New York.

This Commitment Letter is delivered to you on the understanding that neither this Commitment Letter, the Term Sheets or the Fee Letter nor any of their terms or substance shall be disclosed, directly or indirectly, to any other person (including, without limitation, other potential providers or arrangers of financing) except (a) to your, your parent company’s and Citadel Broadcasting Corporation’s respective officers, agents, auditors and advisors who are directly involved in the consideration of this matter, (b) to relevant taxing authorities and the Federal Communications Commission or (c) as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case you agree to inform us promptly thereof), provided, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letter and its terms and substance) after this Commitment Letter has been accepted by you.

Each of the Commitment Parties hereby notifies you that, pursuant to the requirements of the USA Patriot Act, Title III of Pub. L. 107-56 (signed into law on October 26, 2001) (the “Patriot Act”), it is required to obtain, verify and record information that identifies the Borrower and each Guarantor (as defined in the Term Sheets), which information includes names and addresses and other information that will allow such Lender to identify the Borrower and each Guarantor in accordance with the Patriot Act.

The compensation, reimbursement, indemnification and confidentiality provisions contained herein and in the Fee Letter and any other provision herein or therein which by its terms

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expressly survives the termination of this Commitment Letter shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the commitments hereunder.

This Commitment Letter supersedes and replaces the Commitment Letter dated February 4, 2006 between you and us.

If the foregoing correctly sets forth our agreement, please indicate your acceptance of the terms hereof and of the Term Sheets and the Fee Letter by returning to us executed counterparts hereof and of the Fee Letter not later than 11:00 p.m., New York City time, on November 20, 2006. This offer will automatically expire at such time if we have not received such executed counterparts in accordance with the preceding sentence.

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We are pleased to have been given the opportunity to assist you in connection with this important financing.

Very truly yours,

J.P. MORGAN SECURITIES INC.

By:	/s/ Patricia H. Deans
Name:	Patricia H. Deans
Title:	Managing Director

JPMORGAN CHASE BANK, N.A.

By:	/s/ Thomas H. Kozlark
Name:	Thomas H. Kozlark
Title:	Vice President

Accepted and agreed to as of

the date first above written:

ABC RADIO HOLDINGS, INC.
(formerly known as ABC Chicago FM Radio, Inc.)

By:	/s/ David K. Thompson
Name:	David K. Thompson
Title:	Vice President

EXHIBIT A

ABC RADIO HOLDINGS, INC.

SENIOR FACILITIES

Summary of Terms and Conditions

The Walt Disney Company, a Delaware corporation (“TWDC”), intends to cause to be transferred (the “Business Contribution”) to its wholly-owned subsidiary ABC Radio Holdings, Inc. (formerly known as ABC Chicago FM Radio, Inc.) (“Radioco”), to the extent not already at Radioco, the assets, liabilities and business constituting the ABC radio stations and ABC radio network business of providing and distributing radio programming in the United States, all as currently owned and conducted by TWDC and its affiliates (the “Business”) (any assets and business of Radioco and its subsidiaries not constituting a part of the Business (the “Excluded Assets”)). In connection therewith, Radioco requires secured credit facilities in the aggregate amount of up to $1,350,000,000 at any one time (the “Credit Facilities”), the proceeds of which will be retained by TWDC and its affiliates (other than Radioco or its subsidiaries). The transactions contemplated by this paragraph and all related transactions are collectively referred to as the “Transaction.”

The Credit Facilities shall consist of (a) the Initial Term Facility described below in the aggregate principal amount on the Closing Date of up to $1,350,000,000 (the “Initial Term Facility”) and (b) the Subordinated Facility described in Exhibit B in the aggregate principal amount on the Conversion Date of up to $250,000,000 (the “Subordinated Facility”). On the Conversion Date, the Initial Term Facility shall be automatically converted into the Tranche A Term Facility, the Tranche B Term Facility (collectively with the Initial Term Facility, the “Senior Facilities”) and the Subordinated Facility, respectively. In lieu of the Subordinated Facility, the Borrower may issue senior subordinated notes (the “Senior Subordinated Notes”) in a public offering or Rule 144A private placement resulting in cash proceeds of up to $250,000,000. Set forth below is a summary of the terms and conditions for the Senior Facilities. Capitalized terms used in this paragraph and the preceding paragraph shall have the meanings given below unless otherwise defined herein or unless the context otherwise requires.

1. PARTIES

Borrower:	Radioco (the “Borrower”).

Guarantors:	Each of the Borrower’s direct and indirect, existing and future, domestic subsidiaries (collectively, the “Guarantors”; the Borrower and the Guarantors, collectively, the “Loan Parties”) other than, prior to the Conversion Date, any subsidiary owning only Excluded Assets (the “Excluded Subsidiaries”).

Lead Left Arranger and Lead Left Bookrunner:	J.P. Morgan Securities Inc. (in such capacity, the “Arranger”).

Administrative Agent:	JPMorgan Chase Bank, N.A. (“JPMorgan Chase Bank” and, in such capacity, the “Administrative Agent”).

Lenders:	A syndicate of banks, financial institutions and other entities, including JPMorgan Chase Bank, arranged by the Arranger (collectively, the “Lenders”) and reasonably acceptable to the Borrower.

Term Sheet – Senior Facilities

2. TYPES AND AMOUNTS OF SENIOR FACILITIES

A. Term Facilities	Term loan facilities (the “Term Facilities”; the loans thereunder, the “Term Loans”) as follows:

Initial Term Facility:	Term loan facility (the “Initial Term Facility”; the loans thereunder, the “Initial Term Loans”).

Availability:	The Initial Term Loans shall be made in up to two drawings. The first drawing shall be on the Closing Date (as defined below) and the second drawing may be made on any business day thereafter prior to the date which is four weeks after the Closing Date (the “Conversion Date”).

Conversion Date:	On the Conversion Date, the Initial Term Loans will be converted into Tranche A Term Loans, Tranche B Term Loans and Initial Subordinated Loans (as defined below), respectively.

Purpose:	The proceeds of the Initial Term Loans shall be retained by TWDC and its affiliates (other than Radioco or its subsidiaries).

Tranche A/Tranche B Term Facilities:	Tranche A Term Facility: A four year term loan facility (the “Tranche A Term Facility”) in the amount of $300.0 million (the loans thereunder, the “Tranche A Term Loans”). The Tranche A Term Loans shall be repayable in 16 consecutive quarterly installments, commencing on the last day of the first full fiscal quarter following the Conversion Date, with a final installment on the fourth anniversary of the Conversion Date, in an aggregate amount in each year equal to the percentage of the original principal amount of the Tranche A Term Loans set forth opposite such year:

	Year	Percentage
	1	10%
	2	10%
	3	20%
	4	60%

	Tranche B Term Facility: A four and one-half year term loan facility (the “Tranche B Term Facility”) in the amount of $800.0 million (the loans thereunder, the “Tranche B Term Loans”). The Tranche B Term Loans shall be repayable in nominal quarterly installments of 0.25% of the original principal amount of the Tranche B Term Loans for the first four years and three months and the balance shall be paid at final maturity.

Term Sheet – Senior Facilities

Availability:	The Tranche A Term Loans and Tranche B Term Loans will be made by the automatic conversion into Tranche A Term Loans and Tranche B Term Loans of a corresponding amount of Initial Term Loans on the Conversion Date.

Purpose:	The Tranche A Term Loans and Tranche B Term Loans shall be used to refinance a portion of the Initial Term Loans.

Incremental Facilities:	The Senior Credit Documentation (as defined below) will permit the Borrower to add one or more incremental term loan facilities to the Senior Facilities (each, an “Incremental Term Facility”) and/or one or more revolving credit facilities to the Senior Facilities (each, an “Incremental Revolving Facility”; the Incremental Term Facilities and the Incremental Revolving Facilities are collectively referred to as “Incremental Facilities”) in an aggregate amount of up to $100,000,000; provided that (i) no Lender will be required to participate in any such Incremental Facility, (ii) no event of default or default exists or would exist after giving effect thereto, (iii) all financial covenants would be satisfied on a pro forma basis on the date of incurrence and for the most recent determination period, after giving effect to such Incremental Facility and other customary and appropriate pro forma adjustment events, including any acquisition or dispositions or repayment of indebtedness after the beginning of the relevant determination period but prior to or simultaneous with the borrowing under such Incremental Facility, (iv) each Lender participating in an Incremental Facility shall be reasonably satisfactory to the Administrative Agent, (v) the maturity date of any such Incremental Term Facility shall be no earlier than the maturity dates of the Term Facilities, (vi) the interest rates and amortization schedule applicable to any Incremental Term Facility shall be determined by the Borrower and the lenders thereunder and (vii) any Incremental Revolving Facility shall be on terms and pursuant to documentation to be determined (including as to commitment fees, letter of credit availability, voting etc.).

3. CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:	As set forth on Annex I.

Optional Prepayments:	Loans may be prepaid on any business day by the Borrower at par in minimum amounts to be agreed upon, subject to customary eurodollar breakage provisions. Optional prepayments of the Term Loans shall be applied to installments thereof as directed by the Borrower. Optional prepayments of the Term Loans may not be reborrowed.

Term Sheet – Senior Facilities

Mandatory Prepayments:	The following amounts shall be applied to prepay the Term Loans:

	(a)	100% of the net cash proceeds of any sale or issuance of equity and 100% of the net cash proceeds of any incurrence of debt after the Closing Date by the Borrower or any of its subsidiaries (subject to exceptions to be agreed), provided that, the net proceeds of any such issuance of equity or incurrence of debt after the Conversion Date (including any issuance of Senior Subordinated Notes) will be applied first to repay the Subordinated Facility.

	(b)	100% of the net cash proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets, except for sales of inventory or obsolete or worn-out property in the ordinary course of business and subject to certain other customary exceptions (including capacity for reinvestment) to be agreed upon.

	(c)	50% of excess cash flow (to be defined) for each fiscal year of the Borrower (commencing with the 2007 fiscal year), provided, that no excess cash flow prepayment shall be required if the total leverage ratio (to be defined) is less than 4.5 to 1.0.

Mandatory prepayments of the Term Loans made after the Conversion Date shall be applied pro rata to the Tranche A Term Loans and the Tranche B Term Loans, and first to scheduled installments thereof occurring within the next 12 months in direct order of maturity and second ratably to the remaining respective installments thereof. Mandatory prepayments of the Term Loans may not be reborrowed.

4. COLLATERAL	The obligations of each Loan Party in respect of the Senior Facilities and any swap agreements and cash management arrangements provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in all of its tangible and intangible assets (including, without limitation, intellectual property and all of the capital stock of each of the Borrower’s direct and indirect subsidiaries (limited, in the case of foreign subsidiaries, to 66% of the capital stock of first tier foreign subsidiaries to the extent a pledge of a greater percentage could reasonably be expected to result in adverse tax consequences) but excluding real property), except for any Excluded Asset, any capital stock of any Excluded Subsidiary and those other assets as to which the Administrative Agent shall determine in its sole discretion that the cost of obtaining a security interest therein are excessive in relation to the value of the security to be afforded thereby. Each

Term Sheet – Senior Facilities

FCC station license relating to the Business shall be transferred to and held by one or more separate single purpose license subsidiaries of the Borrower (the number of such subsidiaries to be determined by the Borrower), organized in the form of a limited liability company (each a “License Subsidiary”).

5. CERTAIN CONDITIONS

Conditions:	The availability of the Senior Facilities shall be conditioned upon the satisfaction of the conditions set forth in Exhibit C (the date upon which all such conditions precedent shall be satisfied with respect to the Senior Facilities, the “Closing Date”).

In addition, the making of each extension of credit shall be conditioned upon (a) the accuracy in all material respects of all representations and warranties in the documentation (the “Senior Credit Documentation”) with respect to the Senior Facilities (it being understood that the no material adverse change representation on the Closing Date will be consistent with the no material adverse change condition set forth in the Commitment Letter) and (b) there being no default or event of default in existence at the time of, or after giving effect to the making of, such extension of credit.

6. CERTAIN DOCUMENTATION MATTERS

The Senior Credit Documentation shall contain the following representations, warranties, covenants and events of default (in each case, applicable to the Borrower and its subsidiaries):

Representations and Warranties:	Financial statements (including pro forma financial statements); absence of undisclosed liabilities; no material adverse change (as described in the Commitment Letter); corporate existence; compliance with law; corporate power and authority; enforceability of Senior Credit Documentation; no conflict with law or contractual obligations; no material litigation; no default; ownership of property; liens; intellectual property; taxes; Federal Reserve regulations; labor matters; ERISA; Investment Company Act and other regulations; subsidiaries; use of proceeds; environmental matters; accuracy of disclosure; creation and perfection of security interests; solvency; status of Senior Facilities as senior debt; and delivery of certain documents.

Affirmative Covenants:	Delivery of financial statements, reports, accountants’ letters, projections, officers’ certificates and other information requested by the Lenders; payment of taxes and other obligations; continuation of business and maintenance of existence and material rights and privileges; compliance with laws and material contractual obligations; maintenance of

Term Sheet – Senior Facilities

property and insurance; maintenance of books and records; right of the Lenders to inspect property and books and records; notices of defaults, litigation and other material events; compliance in all material respects with environmental laws; maintenance of one or more License Subsidiaries; further assurances (including, without limitation, with respect to security interests in after-acquired property); agreement to obtain interest rate protection within 90 days following the Conversion Date such that 50% of outstanding consolidated term indebtedness of the Borrower has a fixed interest rate for three years on terms reasonably satisfactory to the Administrative Agent; and payment of fees and invoiced expenses required to be paid on or prior to the Conversion Date.

Financial Covenants:	Minimum interest coverage ratio, maximum leverage ratio, maximum senior leverage ratio and maximum capital expenditures. Financial covenant levels will be set based on cushions to be agreed determined off of projections delivered prior to the Closing Date.

Negative Covenants:	Limitations on: indebtedness (including guarantee obligations); liens; mergers, consolidations, liquidations and dissolutions; sales of assets; dividends and other payments in respect of capital stock; acquisitions, investments (in any event, investments of the proceeds of the Initial Term Facility shall be permitted), loans and advances; payments and modifications of subordinated and other material debt instruments; transactions with affiliates; sale-leasebacks; changes in fiscal year; hedging arrangements; negative pledge clauses and clauses restricting subsidiary distributions; and changes in lines of business, except that each of the following shall be permitted: (i) the distribution of the capital stock of the Borrower to TWDC or any of its affiliates or to shareholders of TWDC pursuant to a split-off, spin-off or a combination thereof and (ii) a combining transaction between the Borrower and Citadel Broadcasting Corporation; it being understood that the occurrence of the event described in clause (i) shall be permitted without the occurrence of the event described in clause (ii). For the avoidance of doubt, there shall be no limitation on any sale, transfer, distribution, dissolution, investment or any other transaction involving any Excluded Asset or Excluded Subsidiary (or the capital stock of any Excluded Subsidiary) consummated prior to the Conversion Date.

Events of Default:	Nonpayment of principal when due; nonpayment of interest, fees or other amounts after a grace period to be agreed upon; material inaccuracy of a representation or warranty when made; violation of a covenant (subject, in the case of certain affirmative covenants, to a grace period to be agreed upon); cross-default to material indebtedness; bankruptcy events; certain ERISA events; material judgments; actual or asserted

Term Sheet – Senior Facilities

invalidity of any guarantee, security document or subordination provisions or non-perfection of security interest; and the failure of the current owners to beneficially own directly or indirectly all of the capital stock of the Borrower, free of liens, except that each of the following shall be permitted: (i) the distribution of the capital stock of the Borrower to TWDC or any of its affiliates or to shareholders of TWDC pursuant to a split-off, spin-off or a combination thereof and (ii) a combining transaction between the Borrower and Citadel Broadcasting Corporation; it being understood that the occurrence of the event described in clause (i) without the occurrence of the event described in clause (ii) shall not constitute an event of default.

Voting:	Amendments and waivers with respect to the Senior Credit Documentation shall require the approval of Lenders holding more than 50% of the aggregate amount of the Term Loans, except that (a) the consent of each Lender directly affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of any amortization or final maturity of any Loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof and (iii) increases in the amount or extensions of the expiry date of any Lender’s commitment and (b) the consent of 100% of the Lenders shall be required with respect to (i) reductions of any of the voting percentages, (ii) releases of all or substantially all the collateral and (iii) releases of all or substantially all of the Guarantors.

Assignments and Participations:	The Lenders shall be permitted to assign all or a portion of their Loans and commitments with the consent, not to be unreasonably withheld, of (a) the Borrower, unless (i) the assignee is a Lender, an affiliate of a Lender or an approved fund or (ii) an event of default has occurred and is continuing, and (b) the Administrative Agent, unless a Term Loan is being assigned to a Lender, an affiliate of a Lender or an approved fund. Non-pro rata assignments shall be permitted. In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000 unless otherwise agreed by the Borrower and the Administrative Agent. The Administrative Agent shall receive a processing and recordation fee of $3,500 in connection with all assignments. The Lenders shall also be permitted to sell participations in their Loans. Participants shall have the same benefits as the selling Lenders with respect to yield protection and increased cost provisions subject to customary limitations. Voting rights of participants shall be limited to those matters set forth in clause (a) under “Voting” with respect to which the affirmative vote of the Lender from which it purchased its participation would be required. Pledges of Loans in accordance with applicable law shall be permitted without restriction.

Term Sheet – Senior Facilities

Yield Protection:	The Senior Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and Indemnification:	The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Senior Facilities and the preparation, execution, delivery and administration of the Senior Credit Documentation and any amendment or waiver with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel, which (except for enforcement for indemnified parties with conflicting interests) shall be one counsel and any local counsel) in connection with the enforcement of the Senior Credit Documentation.

The Administrative Agent, the Arranger and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any losses, claims, damages, liabilities or expenses incurred in respect of the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	State of New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Term Sheet – Senior Facilities

Annex I to Exhibit A

INTEREST AND CERTAIN FEES

Interest Rate Options:	The Borrower may elect that the Loans comprising each borrowing bear interest at a rate per annum equal to (a) the ABR plus the Applicable Margin or (b) the Eurodollar Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by JPMorgan Chase Bank as its prime rate in effect at its principal office in New York City (the “Prime Rate”) and (ii) the federal funds effective rate from time to time plus 0.5%.

“Applicable Margin” means (a) in the case of Initial Term Loans (i) 0.75% in the case of ABR Loans and (ii) 1.75% in the case of Eurodollar Loans, (b) in the case of Tranche A Term Loans (i) 1.25%, in the case of ABR Loans and (ii) 2.25%, in the case of Eurodollar Loans and (b) in the case of Tranche B Term Loans, (i) 1.50%, in the case of ABR Loans and (ii) 2.50%[1], in the case of Eurodollar Loans. The foregoing margins applicable to Tranche A Term Loans shall be subject to change (as agreed by the Borrower and the Arranger) after financial statements have been delivered for two full fiscal quarters after the Conversion Date by amounts to be agreed upon based on the achievement of performance targets to be determined and provided that no event of default is in existence.

“Eurodollar Rate” means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a period equal to one week or two weeks (in the case of the Initial Term Loans) or one, two, three or six months or if available to all Lenders, nine or twelve months (in the case of the Tranche A Term Loans and Tranche B Term Loans), in each case as selected by the Borrower, appearing on Page 3750 of the Telerate screen.

Interest Payment Dates:	In the case of Loans bearing interest based upon the ABR (“ABR Loans”), quarterly in arrears.

In the case of Loans bearing interest based upon the Eurodollar Rate (“Eurodollar Loans”) on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

[1]	Interest rate margins for Tranche A Term Loans and Tranche B Term Loans will increase by 0.25% per annum on the date ratings are obtained if the Senior Facilities are not rated at least B1 (stable)/B+ (stable).

Default Rate:	At any time when the Borrower is in default in the payment of any amount of principal due under the Senior Facilities, all outstanding Loans shall bear interest at 2% above the rate otherwise applicable thereto. Overdue interest, fees and other amounts shall bear interest at 2% above the rate applicable to the relevant ABR Loans.

Rate and Fee Basis:	All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.

Term Sheet – Senior Facilities

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EXHIBIT B

ABC RADIO HOLDINGS, INC.

SUBORDINATED FACILITY

Summary of Terms and Conditions

Set forth below is a summary of the terms and conditions for the Subordinated Facility. Capitalized terms used but not defined herein shall have the meanings set forth in Exhibit A.

Initial Loans:	The Lenders (as defined below) will make unsecured loans (the “Initial Subordinated Loans”) to the Borrower on the Conversion Date (as defined below) in an aggregate principal amount not to exceed $250.0 million.

Borrower:	The Borrower.

Guarantors:	The Subordinated Facility Debt (as defined below) shall be jointly and severally guaranteed by all guarantors of the Senior Facilities on a senior subordinated basis (the “Guarantors”).

Administrative Agent:	JPMorgan Chase Bank , N.A. (“JPMorgan Chase Bank”; in such capacity, the “Administrative Agent”) will act as Administrative Agent for the Lenders holding the Initial Subordinated Loans from time to time.

Sole Lead Arranger and Sole Bookrunner:	J.P. Morgan Securities Inc. (“JPMorgan”; in such capacity, the “Arranger”).

Lenders:	JPMorgan Chase Bank and any other holder of any portion of the Initial Subordinated Loans or of any commitment to make the Initial Subordinated Loans are collectively referred to as the “Lenders.”

Use of Proceeds:	The Initial Subordinated Loans will be used to refinance a portion of the Initial Term Loans.

Funding:	The Initial Subordinated Loans will be made by automatic conversion of a corresponding amount of Initial Term Loans to Initial Subordinated Loans on the Conversion Date.

Term Sheet – Subordinated Facility

Maturity/Exchange:	The Initial Subordinated Loans will initially mature on the date that is 12 months following the Conversion Date (the “Initial Subordinated Loan Maturity Date”), which shall be extended as provided below. If any Initial Subordinated Loan has not been previously repaid in full on or prior to the Initial Subordinated Loan Maturity Date, the Lender in respect of such Initial Subordinated Loan will have the option at any time or from time to time, subject to the initial minimum exchange amount, to receive Exchange Notes (the “Exchange Notes”; together with the Initial Subordinated Loans, the “Subordinated Facility Debt”) in exchange for such Initial Subordinated Loan having the terms set forth in the term sheet attached hereto as Annex I. The maturity of any Initial Subordinated Loans that are not exchanged for Exchange Notes on the Initial Subordinated Loan Maturity Date shall automatically be extended to the fifth anniversary of the Conversion Date.

The Initial Subordinated Loans and the Exchange Notes shall be pari passu for all purposes.

Interest:	Prior to the Initial Subordinated Loan Maturity Date, the Initial Subordinated Loans will accrue interest at a rate per annum equal to the greater of (a) the Eurodollar Rate (as defined below) on the Conversion Date, plus 500 basis points, and (b) the Treasury Rate (as defined below) on the Conversion Date, plus 525[2] basis points. Such interest rate will increase by an additional 50 basis points at the end of each three-month period until the Initial Subordinated Loan Maturity Date. Notwithstanding the foregoing, the interest rate in effect at any time prior to the Initial Subordinated Loan Maturity Date shall not exceed a rate per annum to be agreed upon nor be less than a rate per annum to be agreed upon, and to the extent the interest payable prior to the Initial Subordinated Loan Maturity Date on any Initial Subordinated Loan exceeds a rate per annum to be agreed upon, the Borrower may, at its option, cause such excess interest to be paid by adding such excess interest to the principal amount of such Initial Subordinated Loan. During the period an event of default is in existence, the interest rate on the Initial Subordinated Loans will increase by 200 basis points.

Following the Initial Subordinated Loan Maturity Date, all outstanding Initial Subordinated Loans will accrue interest at the rate agreed to for Exchange Notes in Annex I hereto, subject to the total and cash interest rate caps applicable to Exchange Notes.

Calculation of interest shall be on the basis of actual days elapsed in a year of 360 days.

[2]	Interest rate margins will increase by 0.50% per annum on the date ratings are obtained if the Initial Subordinated Loans are not rated at least B3 (stable)/B- (stable).

Term Sheet – Subordinated Facility

2

“Eurodollar Rate” on any date means the rate (adjusted for any statutory reserve requirements for eurocurrency liabilities) for eurodollar deposits for a three-month period appearing on Page 3750 of the Telerate screen two business days prior to such date.

“Treasury Rate” on any date means (i) the rate borne by direct obligations of the United States maturing on the fifth anniversary of such date and (ii) if there are no such obligations, the rate determined by linear interpolation between the rates borne by the two direct obligations of the Untied States maturing closest to, but straddling, the fifth anniversary of such date, in each case as published by the Board of Governors of the Federal Reserve System.

Interest will be payable in arrears (a) at the end of each fiscal quarter of the Borrower following the Conversion Date and on the Initial Subordinated Loan Maturity Date and (b) for Initial Subordinated Loans outstanding after the Initial Subordinated Loan Maturity Date, at the end of each fiscal quarter of the Borrower following the Initial Loan Maturity Date and on the final maturity date.

Subordination:	The Initial Subordinated Loans will be subordinated to the Senior Facilities and other senior indebtedness of the Borrower on terms similar to those in an indenture governing a high-yield senior subordinated note issue. The Borrower will not be permitted to incur any other indebtedness that is subordinated to the Senior Facilities and senior to any other indebtedness of the Borrower.

Term Sheet – Subordinated Facility

3

Mandatory Redemption:	The Borrower will be required to prepay Initial Subordinated Loans (and, if issued, redeem Exchange Notes, other than the Fixed Rate Exchange Notes (as defined below)) on a pro rata basis, at par plus accrued and unpaid interest from the net cash proceeds (after deduction of, among other things, amounts required, if any, to repay the Senior Facilities) of the sale of any assets outside the ordinary course of business, the incurrence of any debt (including the Senior Subordinated Notes, but excluding certain other debt permitted by the Senior Facilities) and the issuance of any equity not applied to the repayment of loans under the Senior Facilities, in each case subject to exceptions and baskets to be agreed, including, in any event, exceptions and baskets comparable to those applicable to the Senior Facilities. In addition, after any payments required to be made to repay the Senior Facilities have been paid in full, the Borrower will be required to redeem the Initial Subordinated Loans and, if issued, the Exchange Notes but not the Fixed Rate Exchange Notes (as defined below), upon the occurrence of a change of control at par plus accrued and unpaid interest. A change of control will not include (i) the distribution of the capital stock of the Borrower to TWDC or any of its affiliates or to shareholders of TWDC pursuant to a split-off, spin-off or a combination thereof and (ii) a combining transaction between the Borrower and Citadel Broadcasting Corporation.

Optional Prepayment:	The Initial Subordinated Loans may be prepaid, in whole or in part, at the option of the Borrower, at any time upon three days’ prior notice, at par plus accrued and unpaid interest.

Documentation:	Usual for facilities and transactions of this type as may be reasonably agreed by the Arranger and the Lenders (such documentation, the “Subordinated Facility Documentation”; together with the Senior Credit Documentation, the “Credit Documentation”).

Conditions Precedent:	The availability of the Subordinated Facility shall be conditioned upon the satisfaction of the conditions set forth in Exhibit C.

Representations and Warranties:	Usual for facilities and transactions of this type and others as reasonably agreed by the Arranger, the Lenders and the Borrower (in each case, with such exceptions, baskets and variations as may be reasonably agreed). As appropriate, such representations and warranties shall be substantially similar to the representations and warranties set forth in the Senior Credit Documentation. No representations and warranties shall be required to be repeated following the Initial Subordinated Loan Maturity Date.

Term Sheet – Subordinated Facility

4

Covenants:	Usual for facilities and transactions of this type and others as may be reasonably agreed by the Arranger, the Lenders and the Borrower (in each case, with such exceptions, baskets and variations as may be reasonably agreed), including, without limitation, restrictions on the incurrence of indebtedness, the incurrence of debt junior to senior debt but senior to the Initial Subordinated Loans, the payment of dividends, redemption of capital stock and making certain investments, the incurrence of liens, the sale of assets and the sale of subsidiary stock, entering into agreements that restrict the payment of dividends by subsidiaries or the repayment of intercompany loans and advances to the Borrower, entering into affiliate transactions, entering into mergers, consolidations and sales of substantially all the assets of the Borrower and its subsidiaries and requirements as to future subsidiary guarantors. Prior to the Initial Subordinated Loan Maturity Date, the covenants will be more restrictive than those in the Exchange Notes. Following the Initial Subordinated Loan Maturity Date, the covenants relevant to the Initial Subordinated Loans will automatically be modified so as to be consistent with the Exchange Notes. The covenants will permit (i) the distribution of the capital stock of the Borrower to TWDC or any of its affiliates or to shareholders of TWDC pursuant to a split-off, spin-off or a combination thereof and (ii) a combining transaction between the Borrower and Citadel Broadcasting Corporation; it being understood that the occurrence of the event described in clause (i) shall be permitted without the occurrence of the event described in clause (ii).

Events of Default:	Usual for facilities and transactions of this type and others as may be reasonably agreed by the Arranger, the Lenders and the Borrower (in each case, with such exceptions, baskets and variations as may be reasonably agreed). Following the Initial Subordinated Loan Maturity Date, the events of default relevant to the Initial Subordinated Loans will automatically be modified so as to be consistent with the Exchange Notes.

Cost and Yield Protection:	Usual for facilities and transactions of this type, including standard protective provisions for such matters as increased costs, funding losses, capital adequacy, requirements of law and withholding taxes (in each case, with such exceptions and limitations as may be reasonably agreed by the Arranger, the Lenders and the Borrower).

Assignment and Participation:	Subject to the prior approval of the Administrative Agent (such approval not to be unreasonably withheld), the Lenders will have the right to assign Initial Subordinated Loans and commitments without the consent of the Borrower. Assignments will be by novation that will release the obligation of the assigning Lender.

Term Sheet – Subordinated Facility

5

The Lenders will have the right to participate their Initial Subordinated Loans to other financial institutions without restriction, other than customary voting limitations. Participants will have the same benefits as the selling Lenders would have (and will be limited to the amount of such benefits) with regard to yield protection and increased costs, subject to customary limitations and restrictions.

Voting:	Amendments and waivers of the Subordinated Facility Documentation will require the approval of Lenders holding more than 50% of the outstanding Initial Subordinated Loans, except that (i) the consent of each affected Lender will be required for (a) reductions of principal, interest rates or spread, (b) except as provided under “Maturity/Exchange” above, extensions of the Initial Subordinated Loan Maturity Date, (c) additional restrictions on the right to exchange Initial Subordinated Loans for Exchange Notes or any amendment of the rate of such exchange and (d) any amendment to the Exchange Notes that requires (or would, if any Exchange Notes were outstanding, require) the approval of all holders of Exchange Notes (such amendments to be those which, in a high yield notes indenture, customarily require the consent of all holders of notes) and (ii) the consent of 100% of the Lenders shall be required with respect to (a) modifications to any of the voting percentages, (b) modifications to the redemption provisions and (c) releases of any significant Guarantor.

Expenses and Indemnification:	The Subordinated Facility Documentation shall provide that the Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and the Arranger associated with the syndication of the Subordinated Facility and the preparation, execution, delivery and administration of the Subordinated Facility Documentation and any amendment, waiver or modification with respect thereto (including the reasonable fees, disbursements and other charges of counsel) and (b) all reasonable out-of-pocket expenses of the Administrative Agent and the Lenders (including the reasonable fees, disbursements and other charges of counsel which (except for enforcement for indemnified parties with conflicting interests) shall be one counsel and any local counsel) in connection with the enforcement of the Subordinated Facility Documentation.

Term Sheet – Subordinated Facility

6

The Administrative Agent, the Arranger and the Lenders (and their respective affiliates, controlling persons, officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the proposed transactions, including, but not limited to, the financing contemplated hereby or the use or the proposed use of proceeds thereof, except to the extent they are found by a final, non-appealable judgment of a court to arise from the gross negligence or willful misconduct of the relevant indemnified person.

Governing Law and Forum:	New York.

Counsel to the Administrative Agent and the Arranger:	Simpson Thacher & Bartlett LLP.

Term Sheet – Subordinated Facility

7

Annex I to Exhibit B

Summary of Terms and Conditions

of Exchange Notes

Capitalized terms used but not defined herein have the meanings given in the Summary of Terms and Conditions of the Subordinated Facility to which this Annex I is attached.

Issuer:	The Borrower will issue Exchange Notes under an indenture that complies with the Trust Indenture Act (the “Indenture”). The Borrower in its capacity as issuer of the Exchange Notes is referred to as the “Issuer.”

Guarantors:	Same as the Initial Subordinated Loans.

Principal Amount:	The Exchange Notes will be available only in exchange for the Initial Subordinated Loans on or after the Initial Subordinated Loan Maturity Date. The principal amount of any Exchange Note will equal 100% of the aggregate principal amount (including any accrued interest not required to be paid in cash) of the Initial Subordinated Loan for which it is exchanged. In the case of the initial exchange by Lenders, the minimum amount of Exchange Notes that the Issuer may be required to issue shall equal the lesser of $25 million and 10% of the outstanding principal amount of the Initial Subordinated Loans on the date of such exchange.

Maturity:	The Exchange Notes will mature on the fifth anniversary of the Conversion Date.

Interest Rate:	The Exchange Notes will bear interest at a rate equal to the Initial Rate (as defined below) plus the Exchange Spread (as defined below). Notwithstanding the foregoing, the interest rate in effect at any time shall not exceed a rate per annum to be agreed upon nor be less than a rate per annum to be agreed upon, and to the extent the interest payable on any Exchange Note exceeds a rate per annum to be agreed upon, the Issuer may, at its option, cause such excess interest to be paid by issuing additional Exchange Notes in a principal amount equal to such excess portion of interest.

“Exchange Spread” shall equal 0 basis points during the three month period commencing on the Initial Subordinated Loan Maturity Date and shall increase by 50 basis points at the beginning of each subsequent three month period.

“Initial Rate” shall be determined on the Initial Subordinated Loan Maturity Date and shall equal the greatest of (a) the interest rate borne by the Initial Subordinated Loans on the day immediately preceding the Initial Loan Maturity Date plus 50 basis points, (b) Eurodollar Rate, on the Initial Loan Maturity Date, plus 700 basis points and (c) the Treasury Rate, on the Initial Loan Maturity Date, plus 725 basis points.

Term Sheet – Subordinated Facility

Interest will be payable in arrears at the end of each semi-annual fiscal period.

Subordination:	Terms substantially similar to those in an indenture governing a high-yield senior subordinated note issue.

Mandatory Redemption:	The Issuer will be required to redeem the Exchange Notes (other than the Fixed Rate Exchange Notes) and, if outstanding, prepay the Initial Subordinated Loans on a pro rata basis, at par plus accrued and unpaid interest, from the net cash proceeds (after deduction of, among other things, amounts required to repay the Senior Facilities) of the sale of any assets outside the ordinary course of business, the incurrence of any debt (other than debt permitted under the Senior Facilities, with the exception of the Senior Subordinated Notes) or the issuance of any equity not applied to the repayment of loans under the Senior Facilities (in each case, subject to exceptions and baskets to be agreed, including, but not limited to, exceptions and baskets comparable to those applicable to the Senior Facilities). In addition, the Issuer will be required to redeem the Exchange Notes (other than the Fixed Rate Exchange Notes) and prepay Initial Subordinated Loans upon the occurrence of a change of control (which redemption or prepayment shall be at 100% of the principal amount of such Exchange Notes or Initial Subordinated Loans, as the case may be, plus accrued and unpaid interest). A change of control will not include (i) the distribution of the capital stock of the Issuer to TWDC or any of its affiliates or to shareholders of TWDC pursuant to a split-off, spin-off or a combination thereof and (ii) a combining transaction between the Issuer and Citadel Broadcasting Corporation.

Term Sheet – Subordinated Facility

2

Optional Redemption:

Subject to the following paragraph, the Exchange Notes will be redeemable at the option of the Issuer, in whole or in part, at any time at par plus accrued and unpaid interest to the redemption date.

(i) Any Lender (other than any Commitment Party) that holds an Exchange Note and (ii) any Lender that sells an Exchange Note to a third party shall have the right at any time to fix the interest rate on such Exchange Note (a “Fixed Rate Exchange Note”) at a rate equal to (a) the then applicable rate of interest or (b) in the case of clause (ii) above, upon the representation of such Lender that a higher rate (such higher rate, the “Transfer Rate”) would be necessary in order to permit such Lender to transfer such Exchange Note to a third party and receive consideration equal to the principal amount thereof plus all accrued and unpaid interest to the date of such transfer, the Transfer Rate; provided, that such Transfer Rate shall not exceed the total and cash interest rate caps applicable to the Exchange Notes. If such Lender exercises such right, such Exchange Note will be (a) non-callable for the first three years from the Initial Subordinated Loan Maturity Date (subject to customary “make-whole” redemption provisions) and (b) thereafter, callable at par plus accrued interest plus a premium equal to (i) 50% of the coupon in effect on the date of sale of such Exchange Notes to a third party purchaser or (ii) if the Transfer Rate was used, 50% of the Transfer Rate, provided that, such call protection shall not apply to any call for redemption issued prior to the sale to such third party purchaser. The Fixed Rate Exchange Notes will also be subject to customary equity clawback features.

Mandatory Offer to Purchase:

The Issuer will be required to offer to repurchase the Fixed Rate Exchange Notes upon the occurrence of a change of control (which offer shall be at 101% of the principal amount of such Fixed Rate Exchange Notes plus accrued and unpaid interest).

The Issuer will also be required to offer to repurchase Fixed Rate Exchange Notes, subject to customary exceptions, upon the consummation of asset sales (which offer shall be at 100% of the principal amount of such Fixed Rate Exchange Note plus accrued and unpaid interest).

Such mandatory offers to purchase will be on terms substantially similar to those customarily included in an indenture governing high yield notes.

Registration Rights:	The Issuer will file within 45 days after the Initial Subordinated Loan Maturity Date, and will use its commercially reasonable efforts to cause to become effective as soon thereafter as practicable, a shelf registration statement with respect to the Exchange Notes (a “Shelf Registration Statement”) and/or a registration statement relating to a Registered Exchange Offer (as

Term Sheet – Subordinated Facility

3

described below). If a Shelf Registration Statement is filed, the Issuer will keep such registration statement effective and available (subject to customary exceptions) until it is no longer needed to permit unrestricted resales of Exchange Notes but in no event longer than two years from the Initial Subordinated Loan Maturity Date. If within 135 days from the Initial Subordinated Loan Maturity Date, a Shelf Registration Statement for the Exchange Notes has not been declared effective or the Issuer has not effected an exchange offer (a “Registered Exchange Offer”) whereby the Issuer has offered registered notes having terms identical to the Exchange Notes (the “Substitute Notes”) in exchange for all outstanding Exchange Notes and Initial Subordinated Loans (it being understood that a Shelf Registration Statement is required to be made available in respect of Exchange Notes the holders of which could not receive Substitute Notes through the Registered Exchange Offer that, in the opinion of counsel, would be freely saleable by such holders without registration or requirement for delivery of a current prospectus under the Securities Act of 1933, as amended (other than a prospectus delivery requirement imposed on a broker-dealer who is exchanging Exchange Notes acquired for its own account as a result of a market making or other trading activities)), then the Issuer will pay liquidated damages of 1.00% per annum on the principal amount of Exchange Notes and Initial Subordinated Loans outstanding to holders thereof who are, or would be, unable freely to transfer Exchange Notes from and including the 136th day after the date of the first issuance of Exchange Notes to but excluding the earlier of the effective date of such Shelf Registration Statement or the date of consummation of such Registered Exchange Offer (such damages may be payable, at the option of the Borrower, in the form of additional Initial Subordinated Loans or Exchange Notes, as applicable, if the then interest rate thereon exceeds the applicable cash interest rate cap). The Issuer will also pay such liquidated damages for any period of time (subject to customary exceptions) following the effectiveness of a Shelf Registration Statement that such Shelf Registration Statement is not available for resales thereunder.

Right to Transfer Exchange Notes:	The holders of the Exchange Notes shall have the absolute and unconditional right to transfer such Exchange Notes in compliance with applicable law to any third parties.

Term Sheet – Subordinated Facility

4

Covenants:	Substantially similar to those in an indenture governing a high-yield senior subordinated note issue for issuers of similar credit quality, but modified to include additional restrictions customary in interim facilities. The covenants will permit (i) the distribution of the capital stock of the Issuer to TWDC or any of its affiliates or to shareholders of TWDC pursuant to a split-off, spin-off or a combination thereof and (ii) a combining transaction between the Issuer and Citadel Broadcasting Corporation; it being understood that the occurrence of the event described in clause (i) shall be permitted without the occurrence of the event described in clause (ii).

Events of Default:	Similar to those in an indenture governing a high-yield senior subordinated note issue for issuers of similar credit quality, but modified to include additional events of default customary in interim facilities.

Governing Law and Forum:	New York.

Term Sheet – Subordinated Facility

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EXHIBIT C

The availability of the Credit Facilities, in addition to the conditions set forth in Exhibits A and B, shall be subject to the satisfaction of the following conditions. Capitalized terms used but not defined herein have the meanings given in said Exhibits.

(a)	Each Loan Party shall have executed and delivered satisfactory Credit Documentation.

(b)	The Business shall have been transferred to Radioco and its subsidiaries. Radioco and its subsidiaries shall have no (i) indebtedness or (ii) material liabilities that have not been disclosed to the Arranger and the Administrative Agent prior to the date hereof. The capitalization, structure and equity ownership of each Loan Party shall not be materially different from the description thereof provided to the Arranger prior to the date hereof.

(c)	The Lenders, the Administrative Agent and the Arranger shall have received all fees and invoiced expenses required to be paid on or before the Closing Date.

(d)	The Lenders shall have received (i) audited consolidated financial statements of the Business for the three most recent fiscal years, (ii) unaudited consolidated financial statements of the Business for each fiscal quarter ended after the latest fiscal year referred to in clause (i) above and unaudited consolidated financial statements for the same period of the prior fiscal year and (iii) all other financial statements for completed or pending acquisitions that may be required under Regulation S-X of the Securities Act of 1933, as amended (“Regulation S-X”).

(e)	The Lenders shall have received a pro forma consolidated balance sheet of the Borrower (other than any Excluded Asset or any Excluded Subsidiary) as at the date of the most recent balance sheet delivered pursuant to the preceding paragraph and a pro forma statement of operations for the 12-month period ending on such date, in each case adjusted to give effect to the consummation of the Transaction and the financings contemplated hereby as if such transactions had occurred on such date or on the first day of such period, as applicable, prepared in accordance with Regulation S-X and consistent in all material respects with information previously provided by the Borrower.

(f)	The pro forma ratio of total debt of the Borrower and its consolidated subsidiaries to Adjusted EBITDA shall not exceed 9.0 to 1.0, and the Borrower shall have provided satisfactory support for such calculation. As used herein, “Adjusted EBITDA” means EBITDA of the Business for the 12-month period ended on the date of the most recent available quarterly financial statements, subject to adjustments permitted by Regulation S-X and such other adjustments as the Arranger reasonably determines reflect the pro forma financial condition of the Borrower and may be used in the offering memorandum or prospectus for the Senior Subordinated Notes.

(g)	The Lenders shall have received satisfactory standalone projections and a satisfactory standalone business plan for the Borrower (excluding any Excluded Asset or any Excluded Subsidiary) through 2010. Such business plan shall cover ownership, management structure and other relevant information as specified by the Arranger.

(h)	All actions necessary (including obtaining lien searches) to establish that the Administrative Agent will have a perfected first priority security interest in the collateral under the applicable Credit Facilities shall have been taken.

Conditions

(i)	The Administrative Agent shall have received such legal opinions (including opinions (i) from counsel to the Borrower, and (ii) from such special and local counsel as may be required by the Administrative Agent), certificates (including a chief financial officer’s solvency certificate), insurance certificates, documents and other instruments as are customary for transactions of this type or as they may reasonably request.

Conditions

2